UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No. __)

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Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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A Message from John McGlade: Update on the Airgas Offer Friday March 5

It has now been a month since we made our $60.00 per share cash offer for Airgas. In that time Airgas’ Board of Directors rejected our offer, and we began a fully financed tender offer directly to their shareholders for all Airgas shares on February 11. In response to this, Airgas recommended on February 22 that its shareholders reject our offer. We immediately responded and countered what we believed to be misleading claims in their response. When we announced this offer, I told you it would be a long process, and this is just an example of the time involved in such an offer.

I have had feedback that the process is confusing and would like to explain a few of these terms and actions. But first, I want to be very clear about our intention. We are committed to pursuing this offer and will take all the necessary steps to complete the transaction. We believe it is a compelling transaction and a good strategic fit for both companies. Unfortunately for Airgas shareholders, their Board has continued to deny them the opportunity to receive this premium cash offer.

A consistent comment I have heard is that “‘hostile takeover’ and Air Products just don’t seem to go together.”   The reason our offer has been termed a “hostile takeover‘ has nothing to do with the actions we have taken.  The term ’hostile takeover‘ means simply that a company’s Board of Directors has rejected the offer and will not present it to its shareholders.  This is in contrast to a ’friendly takeover‘ where the company’s Board recommends that its shareholders approve the offer.  In other words, the reason our offer has been called ’hostile‘ is because Airgas’s Board has refused to talk to us and to present the offer to its shareholders, not because of anything Air Products has done.

We believe in the value of this acquisition for Airgas’ shareholders and Air Products’ shareholders. The ability to leverage two outstanding and complementary groups of employees to create the largest North American industrial gas company and a leading international company with distinctive strengths is exciting and strategically smart. It will create growth and opportunities for the employees and customers of both companies.

Another question has been around the stock price. As I have mentioned before, this type of transaction usually does have an expected, short-term impact on the stock, because it creates uncertainty and speculation around the two companies as they work through the offer.

I have heard other questions with themes around how we would integrate the two companies. While we are thinking and planning for an eventual integration, it is premature to talk about that now. Right now, we are focused on taking our attractive offer to Airgas’ shareholders and are prepared to see that through.

We will continue to keep you informed as new developments occur. You can look for these on CorpNews as they happen. For more information regarding this transaction, I’d also encourage you to visit www.airproducts.com/airgasoffer. This is a public site we keep updated with communications about the offer.

I want to thank you for your support. I appreciate your kind words and enthusiasm as I have spoken with many of you since we made this announcement. One person asked me what she could do to help. I want to share my answer, because I really need everyone to do this. We must keep our eye on our goals of a 17% margin and double-digit earnings per share (EPS) growth. This means driving continuous improvement, lowering our costs and getting new sales as the economy begins to rebound. It is very important at this time that we show our investors and our customers that we are focused on their best interests.

Finally and most importantly, as we approach the first day of spring and say good-bye to a stubborn winter for many employees, I want to encourage you to be conscious of your personal safety and those around you.

John McGlade

ADDITIONAL INFORMATION

On February 11, 2010, Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc. ("Air Products"), commenced a cash tender offer for all the outstanding shares of common stock of Airgas, Inc. ("Airgas") not already owned by Air Products, subject to the terms and conditions set forth in the Offer to Purchase dated as of February 11, 2010 (the "Offer to Purchase").  The purchase price to be paid upon the successful closing of the cash tender offer is $60.00 per share in cash, without interest and less any required withholding tax, subject to the terms and conditions set forth in the Offer to Purchase, as amended. The offer is scheduled to expire at midnight, New York City time, on Friday, April 9, 2010, unless further extended in the manner set forth in the Offer to Purchase.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related letter of transmittal and other offer materials) filed by Air Products with the U.S. Securities and Exchange Commission (“SEC”) on February 11, 2010. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders can obtain free copies of these documents and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov. The Offer to Purchase and related materials may also be obtained for free by contacting the Information Agent for the tender offer, MacKenzie Partners, Inc., at 212-929-5500 or toll-free at 800-322-2885.

In connection with the proposed transaction, Air Products may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Air Products and certain of its respective directors and executive officers may be deemed to be participants in the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Air Products’ directors and executive officers in Air Products’ Annual Report on Form 10-K for the year ended September 30, 2009, which was filed with the SEC on November 25, 2009, and its proxy statement for the 2010 Annual Meeting, which was filed with the SEC on December 10, 2009. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.